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                                                                    EXHIBIT 23.2



                         Independent Auditors' Consent


The Board of Directors
Tuesday Morning Corporation:

We consent to incorporation by reference in the registration statement (No. 333-90315) on Form S-8 of Tuesday Morning Corporation of our report dated February 20, 1998, except for the last paragraph of Note 8, as to which the date is March 25, 1999, relating to the consolidated statements of operations, stockholders' equity (deficit) and cash flows of Tuesday Morning Corporation and subsidiaries for the year ended December 31, 1997, which report appears in the December 31, 1999 annual report on Form 10-K of Tuesday Morning Corporation.




                                        /s/ KPMG LLP


Dallas, Texas
March 24, 2000